Exhibit 11B

                     GATX CORPORATION AND SUBSIDIARIES


            COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                       AND COMMON STOCK EQUIVALENTS
                          ASSUMING FULL DILUTION

                   In Millions, Except Per Share Amounts

                                                Three Months Ended
                                                      March 31
                                                ------------------
                                                 1995        1994
                                              -------      ------
Average number of shares used to
compute primary earnings per share........      20.3         20.1

Common Stock issuable upon assumed
conversion of Preferred Stock.............       4.0          4.0
                                              ------        -----
Total.....................................      24.3         24.1
                                              ======        =====

Net income, as adjusted per primary
computation...............................   $  22.4      $  16.9

Add - Dividends paid and accrued on Preferred
Stock.....................................       3.3          3.3
                                             -------       ------
Net income, as adjusted...................   $  25.7      $  20.2
                                             =======      =======
Net income per share, assuming full
dilution..................................   $  1.06      $   .84
                                             =======      =======
